EXHIBIT 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Spectra Energy Partners (DE) GP, LP

Houston, Texas

We have audited the accompanying consolidated balance sheet of Spectra Energy Partners (DE) GP, LP and subsidiaries (the “Company”) (an indirect wholly owned subsidiary of Spectra Energy Corp) as of December 31, 2008. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Houston, Texas

April 15, 2009

SPECTRA ENERGY PARTNERS (DE) GP, LP

CONSOLIDATED BALANCE SHEET

December 31, 2008
(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$30.9
Receivables, trade (net of allowance for doubtful accounts of $0.5 at December 31, 2008)	11.4
Receivables — affiliates	0.8
Natural gas imbalance receivables	2.2
Natural gas imbalance receivables — affiliates	2.5
Interest receivable — affiliates	3.1
Inventory	3.0
Other	1.5

Total current assets	55.4

Investments and Other Assets
Note receivable — affiliates	319.0
Advances receivable — affiliates	20.4
Investments in unconsolidated affiliates	573.3
Goodwill	118.3
Other investments	31.6

Total investments and other assets	1,062.6

Property, Plant and Equipment
Cost	969.6
Less accumulated depreciation and amortization	154.4

Net property, plant and equipment	815.2

Regulatory Assets and Deferred Debits	10.8

Total Assets	$1,944.0

See Notes to Consolidated Balance Sheet

SPECTRA ENERGY PARTNERS (DE) GP, LP

CONSOLIDATED BALANCE SHEET

December 31, 2008
(In millions)
LIABILITIES AND PARTNERS’ CAPITAL
Current Liabilities
Accounts payable	$4.4
Accounts payable — affiliates	7.3
Taxes accrued	2.4
Interest accrued	0.8
Natural gas imbalance payables	3.2
Note payable — affiliates	50.0
Fuel tracker	2.8
Other	5.6

Total current liabilities	76.5

Long-term Debt	390.0

Deferred Credits and Other Liabilities
Deferred income taxes	8.8
Other	8.4

Total deferred credits and other liabilities	17.2

Minority Interests	1,096.0

Commitments and Contingencies
Partners’ Capital	364.3

Total Liabilities and Partners’ Capital	$1,944.0

See Notes to Consolidated Balance Sheet

SPECTRA ENERGY PARTNERS (DE) GP, LP

Notes to Consolidated Balance Sheet

1. Summary of Operations and Significant Accounting Policies

Spectra Energy Partners (DE) GP, LP, (collectively, “we,” “our,” “us”), is a Delaware limited partnership, whose interests are owned by Spectra Energy Corp (Spectra Energy) and Spectra Energy Partners GP, LLC. We own a 2% interest in and act as the general partner for Spectra Energy Partners, LP (Spectra Energy Partners), a master limited partnership formed in March 2007. Spectra Energy Partners’ operations and activities are managed by us. We, in turn, are managed by our general partner, Spectra Energy Partners GP, LLC, (the General Partner). The General Partner is wholly owned by a subsidiary of Spectra Energy.

Nature of Operations. Spectra Energy Partners, through its subsidiaries and equity affiliates are engaged in the transportation of natural gas through interstate pipeline systems that serve the southeastern United States and the storage of natural gas in underground facilities that are located in southeast Texas, south central Louisiana and southwest Virginia.

Acquisitions. On April 4, 2008, Spectra Energy Partners completed the acquisition of the equity interests of Saltville Gas Storage Company L.L.C. (Saltville) and the P-25 pipeline from Spectra Energy Capital, LLC (Spectra Energy Capital) (collectively, hereafter referred to as the “Saltville acquisition”).

Basis of Presentation. The Consolidated Balance Sheet has been prepared in accordance with accounting principles generally accepted (GAAP) in the United States. We consolidate entities when we have control and those variable interest entities, if any, where we are the primary beneficiary. The Consolidated Balance Sheet includes the accounts of Spectra Energy Partners (DE) GP, LP and Spectra Energy Partners. We consolidate Spectra Energy Partners since we act as the general partner and as the limited partners do not have substantive kick-out or participating rights.

We generally account for investments in 20% to 50%-owned affiliates, and investments in less than 20%-owned affiliates where we have the ability to exercise significant influence, under the equity method. Accordingly, the Consolidated Balance Sheet for our partnership reflects the consolidation of East Tennessee Natural Gas, LLC (East Tennessee) and Saltville, and the investments in Market Hub Partners Holding (Market Hub) and Gulfstream Natural Gas System, L.L.C. (Gulfstream) using the equity method of accounting. All intercompany balances and transactions have been eliminated in consolidation.

Transactions between us and Spectra Energy and its affiliates have been identified in the Consolidated Balance Sheet as transactions between affiliates. See Note 3 for further discussion.

Use of Estimates. To conform with GAAP in the United States, we make estimates and assumptions that affect the amounts reported in the Consolidated Balance Sheet and Notes to Consolidated Balance Sheet. Although these estimates are based on our best available knowledge at the time, actual results could differ.

Fair Value Measurements. Effective January 1, 2008, we adopted the required provisions of Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements,” for financial assets and liabilities. SFAS No. 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 requires entities to, among other things, maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

SFAS No. 157 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. In accordance with SFAS No. 157, these two types of inputs have created the following fair value hierarchy:

•	Level 1 — Quoted unadjusted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 — Model derived valuations in which one or more significant inputs or significant value drivers are unobservable.

Cash and Cash Equivalents. Highly liquid investments with original maturities of three months or less at the date of acquisition, except for the investments that are pledged as collateral against long-term debt as discussed in Note 10, are considered cash equivalents.

Inventory. Inventory consists primarily of other materials and supplies and is recorded at cost, using average cost.

Natural Gas Imbalances. The Consolidated Balance Sheet includes in-kind balances as a result of differences in gas volumes received and delivered for customers. Natural gas volumes owed to or by us are valued at natural gas market index prices as of the balance sheet date.

Investments. We may actively invest a portion of our cash balances in various financial instruments, including taxable or tax-exempt debt securities. In addition, we invest in short-term money market securities, some of which are restricted due to debt collateral requirements. We have classified all investments that are debt securities with maturity dates over one year as available-for-sale under SFAS No. 115, “Accounting For Certain Investments in Debt and Equity Securities,” and they are carried at fair market value. Investments in money-market securities are accounted for at fair value. Realized gains and losses and dividend and interest income related to these securities, including any amortization of discounts or premiums arising at acquisition, are included in earnings. The cost of securities sold is determined using the specific identification method.

Goodwill. We evaluate goodwill for potential impairment under the guidance of SFAS No. 142, “Goodwill and Other Intangible Assets.” Under this standard, goodwill is subject to an annual test for impairment. We have designated August 31 as the date we perform the annual review for goodwill impairment. Under the provisions of SFAS No. 142, we perform the annual review for goodwill impairment at the reporting unit level, which we have determined to be an operating segment or one level below.

Impairment testing of goodwill consists of a two-step process. The first step involves a comparison of the implied fair value of a reporting unit with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Additional impairment tests are performed between the annual reviews if events or changes in circumstances make it more likely than not that the fair value of a reporting unit is below its carrying amount.

We completed our annual goodwill impairment test as of August 31, 2008 and no impairments were identified. We primarily use a discounted cash flow analysis to determine fair value for our reporting unit. Key assumptions in the determination of fair value include the use of an appropriate discount rate and estimated future cash flows. In estimating cash flows, we incorporate expected long-term growth rates, regulatory stability and the ability to renew contracts, as well as other factors that affect our revenue, expense and capital expenditure projections. We did not record any impairment of goodwill in 2008, and there have been no additions, amortization or other changes in the carrying amount of goodwill during the year then ended. Goodwill of our sole operating segment, Gas Transportation and Storage, was $118.3 million at December 31, 2008.

Property, Plant and Equipment. Property, plant and equipment are stated at historical cost less accumulated depreciation. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect costs include general engineering, taxes and the cost of funds used during construction. The cost of renewals and betterments that extend the useful life or increase the expected output of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment, is expensed as incurred. Depreciation is generally computed over the asset’s estimated useful life using the straight-line method. See also “Allowance for Funds Used During Construction (AFUDC)” discussed below.

When we retire our regulated property, plant and equipment, we charge the original cost plus the cost of retirement, less salvage value, to accumulated depreciation and amortization. When we sell entire regulated operating units, or retire or sell non-regulated properties, the cost is removed from the property account and the related accumulated depreciation and amortization accounts are reduced. Any gain or loss is recorded in earnings, unless otherwise required by the applicable regulatory body.

Unamortized Debt Expense. Debt expenses incurred with the issuance of outstanding long-term debt are amortized over the terms of the debt issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations to finance regulated assets and operations are amortized consistent with regulatory treatment of those items, where appropriate.

Environmental Expenditures. We expense environmental expenditures related to conditions caused by past operations that do not generate current or future revenues. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Undiscounted liabilities are recorded when the necessity for environmental remediation becomes probable and the costs can be reasonably estimated, or when other potential environmental liabilities are reasonably estimable and probable.

Cost-Based Regulation. We account for our regulated operations at East Tennessee and Saltville under the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” The economic effects of regulation can result in a regulated company recording assets for costs that have been or are expected to be approved for recovery from customers or recording liabilities for amounts that are expected to be returned to customers in the rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, we record assets and liabilities that result from the regulated ratemaking process that may not be recorded under GAAP for non-regulated entities. We continually assess whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, we believe the existing regulatory assets are probable of recovery. These regulatory assets are classified in the Consolidated Balance Sheet as Regulatory Assets and Deferred Debits. We had no regulatory liabilities as of December 31, 2008. We periodically evaluate the applicability of SFAS No. 71, and consider factors such as regulatory changes and the effect of competition. If cost-based regulation ends or competition increases, we may have to reduce certain of our asset balances to reflect a market basis lower than cost and write-off the associated regulatory assets. See Note 5 for further discussion.

Allowance for Funds Used During Construction. AFUDC, which represents the estimated debt and equity costs of capital funds necessary to finance the construction and expansion of new regulated facilities, consists of two components, an equity component and an interest expense component. The equity component is a non-cash item. AFUDC is capitalized as a component of property, plant and equipment, with offsetting credits to the consolidated statements of operations through other income and expenses, net for the equity component and interest expense for the interest expense component. After construction is completed, we are permitted to recover these costs through inclusion in the rate base and in the depreciation provision.

Preliminary Project Costs. Project costs, including expenditures for preliminary surveys, plans, investigations, environmental studies, regulatory applications and other costs incurred for the purpose of determining the feasibility of capital expansion projects, are initially included in operating expenses. If and when it is determined that recovery of such costs through regulated revenues of the completed project is probable, the inception-to-date costs of the project are recognized as Property, Plant and Equipment in accordance with the provisions of SFAS No. 71 and operating expenses are reduced.

Income Taxes. We are structured as a limited partnership which is a pass-through entity for federal income tax purposes; however we are subject to Tennessee state income tax.

Market Hub and Gulfstream are not subject to federal income tax, but rather the taxable income or loss of these entities is reported on the income tax returns of the respective members. Market Hub is subject to Texas income (margin) taxes under a tax sharing agreement with Spectra Energy.

Segment Reporting. SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for a public company to report financial and descriptive information about its reportable operating segments in interim and annual financial reports. Operating segments are components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. Two or more operating segments may be aggregated into a single reportable segment provided aggregation is consistent with the objective and basic principles of SFAS No. 131, if the segments have similar economic characteristics, and the segments are considered similar under criteria provided by SFAS No. 131. There is no aggregation within our defined business segment. A description of our reportable segment, consistent with how business results are reported internally to management and the disclosure of segment information in accordance with SFAS No. 131, is presented in Note 4.

New Accounting Pronouncements — 2008. The following new accounting pronouncements were adopted during 2008 and the effect of such adoption, if applicable, has been presented in the accompanying Consolidated Balance Sheet:

SFAS No. 157, “Fair Value Measurements.“ SFAS No. 157, defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13.” Also in February 2008, the FASB issued FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which delays the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 and FSP No. FAS 157-1 effective January 1, 2008 did not have a material impact on our consolidated financial position. See Note 11 for further discussion. As permitted under FSP No. FAS 157-2, we have elected to defer the adoption of SFAS No. 157 for our goodwill impairment test until January 1, 2009, and do not expect the adoption of FSP No. FAS 157-2 to measure these items will have a material impact on our consolidated financial position.

In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS No. 157 in determining the fair value of a financial asset when the market for that financial asset is not active. FSP No. FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. Revisions in fair values resulting from a change in the valuation technique or its application would be accounted for as a change in accounting estimate. The adoption of FSP No. FAS 157-3 had no impact on our consolidated financial position.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” In February 2007, the FASB issued SFAS No. 159, which permits entities to choose to measure certain financial instruments at fair value. We have determined to not elect fair value measurements for financial assets and financial liabilities included in the scope of SFAS No. 159.

Pending. The following new accounting pronouncements have been issued, but have not yet been adopted as of December 31, 2008:

SFAS No. 141R, “Business Combinations.” In December 2007, the FASB issued SFAS No. 141R which replaces SFAS No. 141, “Business Combinations.” SFAS No. 141R requires the acquiring entity in a business combination to recognize all and only the assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and cannot be early adopted.

SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements.” In December 2007, the FASB issued SFAS No. 160 which requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. SFAS No. 160 eliminates diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. We adopted the provisions of SFAS No. 160 effective January 1, 2009 as required.

When adopting the presentation and disclosure items, retrospective application to conform previously reported financial statements to the new presentation requirements is required. Changes to reflect the new measurement guidance for increases or decreases in ownership and other changes must be done prospectively. Additional required disclosures and reconciliations include a separate schedule that shows the effects of any transactions with the noncontrolling interests on the equity attributable to the controlling interest.

SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” In March 2008, the FASB issued SFAS No. 161 which amends and expands the disclosure requirements for SFAS No. 133 with the intent to provide users of financial statements an enhanced understanding of how and why derivative instruments are used, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. We adopted the provisions of SFAS No. 161 effective January 1, 2009 as required.

FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” In April 2008, the FASB issued FSP No. FAS 142-3 which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The adoption of the provisions of FSP No. FAS 142-3 on January 1, 2009 had no impact on our consolidated financial position.

2. Acquisitions

On April 4, 2008, Spectra Energy Partners completed the Saltville acquisition from Spectra Energy at a purchase price of $107.0 million, which included the issuance of 4,207,641 common units and 85,870 general partner units, and a cash payment of $4.7 million to Spectra Energy. Saltville assets include three separate natural gas storage facilities adjacent to the East Tennessee system in southwest Virginia with approximately 5.5 billion cubic feet of working capacity. The P-25 pipeline, now part of the operations of East Tennessee, is a 72-mile, eight-inch natural gas pipeline with a capacity of 40 million cubic feet per day that runs parallel to the East Tennessee system in Virginia. The Saltville storage assets and the P-25 pipeline are strategically integrated with our East Tennessee system. The completion of the Saltville acquisition allows for a streamlined regulatory structure under the FERC jurisdiction, an enhanced operational flexibility that will benefit both East Tennessee and Saltville customers and a broader array of organic expansion opportunities for our pipeline and storage assets.

Spectra Energy’s ownership of Spectra Energy Partners increased from 83% to 84% as a result of receipt of the new common and general partner units of Spectra Energy Partners.

The Saltville acquisition represented a transfer of entities under common control, which requires that the assets and liabilities acquired be recorded at historical book value and that our financial statements be presented on a basis similar to the pooling method of accounting.

3. Transactions with Affiliates

In the normal course of business, we provide natural gas transportation, storage and other services to Spectra Energy and its affiliates.

In addition, pursuant to an agreement with Spectra Energy, Spectra Energy and its affiliates perform centralized corporate functions for us, including legal, accounting, compliance, treasury, information technology and other areas. We reimburse Spectra Energy for the expenses to provide these services as well as other expenses it incurs on our behalf, such as salaries of personnel performing services for our benefit and the cost of employee benefits and general and administrative expenses associated with such personnel, capital expenditures, maintenance and repair costs, taxes and direct expenses, including operating expenses and certain allocated operating expenses associated with the ownership and operation of the contributed assets. Spectra Energy and its affiliates charge such expenses based on the cost of actual services provided or using various allocation methodologies based on our percentage of assets, employees, earnings or other measures, as compared to Spectra Energy’s other affiliates. In 2008, we also entered into interest rate swap agreements with Spectra Energy to mitigate our exposure to variable interest rates.

We have a note receivable from Spectra Energy Capital totaling $319.0 million as of December 31, 2008. This note is due on demand; however, we do not expect that we will require Spectra Energy Capital to repay this amount in the foreseeable future. The note receivable bears interest based on a 90-day London InterBank Offering Rate (LIBOR) and was 1.43% at December 31, 2008.

Advances receivable-affiliates do not bear interest. Advances are carried as unsecured, open accounts and are not segregated between current and non-current amounts. Increases and decreases in advances generally result from the movement of funds to provide for our operations, capital expenditures and debt payments.

Transactions with affiliates are summarized in the table below:

Consolidated Balance Sheet

December 31, 2008
(In millions)
Receivables	$0.8
Natural gas imbalance receivables	2.5
Interest receivable	3.1
Current assets — other	0.5
Note receivable	319.0
Advances receivable	20.4
Accounts payable	7.3
Note payable	50.0
Deferred credits and other liabilities — other	5.6

See also Notes 1, 8, 10, 11 and 15 for discussion of other specific related party transactions.

4. Business Segments

Prior to the Saltville acquisition, East Tennessee was considered our sole reportable segment. Effective upon completion of the acquisition, we created a new business segment, Gas Transportation and Storage, that aligns our operations with the chief operating decision maker’s view of the business. Our business segment is considered to be the sole reportable segment under the guidance of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Gas Transportation and Storage includes East Tennessee and Saltville. This segment provides interstate transportation of natural gas and the storage and redelivery of LNG for customers in the southeastern U.S. These operations are primarily subject to the FERC and the Department of Transportation’s (DOT) rules and regulations.

The remainder of our operations is presented as “Other.” While it is not considered a business segment, Other primarily includes our equity investments in Gulfstream and Market Hub, other investments and certain unallocated corporate costs.

Gulfstream provides interstate natural gas pipeline transportation for customers in central and southern Florida. Gulfstream’s operations are subject to the rules and regulations of the FERC and DOT.

Market Hub owns and operates two natural gas storage facilities, Moss Bluff and Egan, which are located in Southeast Texas and South Central Louisiana, respectively. Market Hub’s operations are subject to the rules and regulations of DOT. Moss Bluff is also subject to the rules and regulations of the Texas Railroad Commission. Egan is also subject to the rules and regulations of the FERC.

Business Segment Data

December 31, 2008
(In millions)

Segment Assets
Gas Transportation and Storage	$977.7
Other	966.3

Total	$1,944.0

5. Regulatory Matters

Regulatory Assets. Our regulated operations are subject to SFAS No. 71. Accordingly, we record assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. See Note 1 for further discussion.

	December 31, 2008	Recovery/Refund Period Ends
	(In millions)
Regulatory Assets (1)
Regulatory asset related to income taxes	$8.7	(2)
Vacation accrual (non-current)	1.3	2009

Total Regulatory Assets	$10.0

(1)	Included in Regulatory Assets and Deferred Debits on the Consolidated Balance Sheet.
(2)	Amortized over the life of the related property, plant and equipment.

All regulatory assets are excluded from rate base unless otherwise noted. There were no regulatory liabilities as of December 31, 2008.

Rate Related Information

East Tennessee. On November 1, 2005, East Tennessee placed into effect new rates approved by the FERC as a result of a rate settlement with customers. The settlement agreement includes a five-year rate moratorium and certain operational changes.

Saltville. On September 1, 2008, Saltville placed into effect new rates approved by the FERC as a result of a settlement with customers associated with a rate proceeding. This settlement includes a rate moratorium until October 1, 2011.

Gulfstream. In June 2007, the FERC issued an order approving Gulfstream’s Phase III expansion project. That order also required Gulfstream to file a Cost and Revenue Study three years after the Phase III facilities go in service. The projected filing date would be the fall of 2011.

Management believes that the effects of these matters will not have a material adverse effect on our consolidated financial position.

6. Income Taxes

As a result of our partnership structure, we are not subject to federal income taxes, but are still subject to Tennessee state income tax. Our state deferred income tax liability was $8.8 million and is included in the Consolidated Balance Sheet as Deferred Credits and Other Liabilities – Deferred Income Taxes as of December 31, 2008.

Market Hub and Gulfstream are not subject to federal income tax, but rather the taxable income or loss of these entities is reported on the income tax returns of the respective members. Market Hub is subject to Texas income (margin) taxes under a tax sharing agreement with Spectra Energy.

No material increases or decreases related to uncertain tax benefits were recorded in 2008.

7. Marketable Securities

We invested a portion of the proceeds from our IPO in 2007 in financial instruments, including money market and debt securities that frequently have stated maturities of 20 years or more. These investments, which totaled $31.6 million as of December 31, 2008, are pledged as collateral against our term loan and are classified as Other Investments on the Consolidated Balance Sheet.

The estimated fair values of long-term investments at December 31, 2008, classified as available-for-sale, are as follows:

	December 31, 2008
	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Estimated Fair Value
	(In millions)
Corporate debt securities	$—	$—	$24.7
Other	—	—	6.9

Total long-term investments	$—	$—	$31.6

The average contractual maturity of the above securities was either less than one year at December 31, 2008 or the security had been sold as of the date of this report.

8. Investments in Unconsolidated Affiliates

As of December 31, 2008, our investments in unconsolidated affiliates were comprised of the 24.5% interest in Gulfstream and the 50% interest in Market Hub.

Our share of cumulative undistributed earnings of Market Hub totaled $146.7 million at December 31, 2008. Our share of cumulative undistributed earnings of Gulfstream totaled $5.7 million at December 31, 2008.

As of December 31, 2008, the carrying amount of investments in affiliates approximated the amount of underlying equity in net assets.

Investments in Unconsolidated Affiliates

December 31, 2008
(In millions)
Gulfstream	$253.3
Market Hub	320.0

Total	$573.3

Summarized Financial Information of Unconsolidated Affiliates

	December 31, 2008
	Gulfstream	Market Hub	Total
	(In millions)
Balance Sheet
Current assets	$95.1	$143.4	$238.5
Non-current assets	1,849.2	623.6	2,472.8
Current liabilities	(36.2)	(125.6)	(161.8)
Non-current liabilities	(849.7)	(1.0)	(850.7)

Net assets	$1,058.4	$640.4	$1,698.8

9. Property, Plant and Equipment

	Estimated Useful Life	December 31, 2008
	(Years)	(In millions)
Natural gas transmission	50	$840.6
Storage	17	113.9
Equipment	3-10	3.9
Vehicles	3-5	2.7
Land	—	2.1
Construction in process	—	—
Other	5-50	6.4

Total property, plant and equipment		969.6
Total accumulated depreciation		(154.4)

Total net property, plant and equipment		$815.2

10. Debt and Credit Facility

Credit Facility Summary	Expiration Date	Credit Facility Capacity		Outstanding as of December 31, 2008
				Term Loan	Revolving Loan	Total
	(In millions)
Spectra Energy Partners, LP	2012	$500.0	(a)	$31.0	$209.0	$240.0

(a)	Lehman Brothers Commercial Bank (Lehman), a subsidiary of Lehman Brothers Holding, Inc., is a lender in this facility. As Lehman Brothers Holding, Inc. has filed bankruptcy, we consider $16.1 million of unfunded commitment from Lehman to be unavailable.

Effective as of July 2, 2007, we entered into a five-year $500.0 million credit agreement that includes both term and revolving borrowing capacity, of which we borrowed $194.0 million of term borrowings and $125.0 million of revolving borrowings upon the closing of the IPO.

Our obligations under the revolving portion of our credit facility are unsecured and the term borrowings are secured by qualifying investment-grade securities in an amount equal to or greater than the outstanding principal amount of the loan. The terms of the credit facility allow for liquidation of collateral to fund capital expenditures or certain acquisitions provided that an equal amount of term loan is converted to a revolving loan. Investments in marketable securities totaling $31.6 million at December 31, 2008 were pledged as collateral against the term loan. The revolving credit facility bears interest based on a one month LIBOR and was 0.44% at December 31, 2008. The credit facility prohibits us from making distributions of Available Cash to unitholders if any default or event of default, as defined, exists. In addition, the credit facility contains covenants, among others, limiting our ability to make other restricted distributions or dividends on account of the purchase, redemption, retirement, acquisition, cancellation or termination of partnership interests, and is also subject to certain financial covenants. These financial covenants include financial leverage and interest coverage ratios. The terms of the credit agreement require us to maintain a ratio of total debt to Adjusted EBITDA, as defined in the credit agreement, of 5.0 or less. The terms of the credit agreement also require us to maintain a ratio of Adjusted EBITDA, as defined in the credit agreement, to interest expense of 2.5 or greater. As of December 31, 2008, we were in compliance with those covenants. The credit facility does not contain material adverse change clauses.

Long-term debt includes East Tennessee’s 5.71% notes payable totaling $150.0 million at December 31, 2008. This debt is due in one installment in 2012. East Tennessee’s debt agreement contains financial covenants which limit the amount of debt that can be outstanding as a percentage of total capital. Failure to maintain the covenants could require East Tennessee to immediately pay down the outstanding balance. As of December 31, 2008, East Tennessee was in compliance with those covenants. In addition, the debt agreement allows for acceleration of payments or termination of the agreements due to nonpayment, or to the acceleration of other significant indebtedness of the borrower or some of its subsidiaries, if any. The debt agreement does not contain material adverse change clauses.

Effective as of August 15, 2007, we entered into a five-year promissory note with our equity affiliate, Market Hub, to borrow up to $50.0 million. The note matures on August 15, 2012; however, any borrowings under the agreement are payable on demand to Market Hub. The promissory note bears interest based on a one month LIBOR and was 0.44% at December 31, 2008.

11. Fair Value Measurements

The following table presents, for each of the fair value hierarchy levels, assets and liabilities that are measured at fair value on a recurring basis:

Description	Balance Sheet Caption	December 31, 2008
		Total	Level 1	Level 2	Level 3
		(In millions)
Available-for-sale securities	Investments and other assets-other investments	$31.6	$6.9	$24.7	$—

Total Assets		$31.6	$6.9	$24.7	$—

Interest rate swap liabilities	Deferred credits and other liabilities — other	$5.6	$—	$5.6	$—

Total Liabilities		$5.6	$—	$5.6	$—

Level 2 Valuation Techniques

Fair values of our available-for-sale securities, primarily fixed-income debt instruments and money market funds that are actively traded in the secondary market, are determined based on market-based prices. These valuations may include inputs such as quoted market prices of the exact or similar instruments, broker or dealer quotations, or alternative pricing sources that may include models or matrix pricing tools, with reasonable levels of price transparency.

12. Minority Interests

Minority interest represents (1) the ownership interests of Spectra Energy Partners’ public unitholders in net assets of Spectra Energy Partners through Spectra Energy Partners’ publicly traded common units and; (2) Spectra Energy and its affiliates’ ownership interests in common units and in all of the subordinated units.

We own a 2% general partner interest in Spectra Energy Partners. For financial reporting purposes, the assets and liabilities of Spectra Energy Partners are consolidated with those of our own, with any third party and affiliate investors’ interest in our Consolidated Balance Sheet amounts shown as Minority Interest. Distributions to and contributions from minority interests represent cash payments and cash contributions, respectively, from such third-party and affiliate investors.

At December 31, 2008, Spectra Energy Partners had 48.9 million common units and 21.6 million subordinated units issued and outstanding.

The First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP (Partnership Agreement) requires that, within 45 days after the end of each quarter, Spectra Energy Partners distribute all of its Available Cash, as defined, to unitholders of record on the applicable record date.

Available Cash. Available Cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by us, as the general partner, to:

•	provide for the proper conduct of business,

•	comply with applicable law, any debt instrument or other agreement, or

•	provide funds for distributions to the unitholders and to us, as the general partner, for any one or more of the next four quarters,

•	plus, if we, as the general partner, so determine, all or a portion of cash on hand on the date of determination of Available Cash for the quarter.

Subordinated Units. All of the subordinated units are held by wholly owned subsidiaries of Spectra Energy. The Partnership Agreement provides that, during the subordination period, the common units have the right to receive distributions of Available Cash each quarter in an amount equal to $0.30 per common unit (the Minimum Quarterly Distribution), plus any arrearages in the payment of the Minimum Quarterly Distribution on the common units from prior quarters, before any distributions of Available Cash may be made on the subordinated units. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be Available Cash to be distributed on the common units. The subordination period will end, and the subordinated units will convert to common units, on a one-for-one basis, when certain distribution requirements, as defined in the Partnership Agreement, have been met. It is currently estimated that the subordination period will not end during 2009.

Incentive Distribution Rights. We, as the general partner, hold incentive distribution rights in accordance with the Partnership Agreement as follows:

	Total Quarterly Distribution	Marginal Percentage Interest in Distributions
	Target Per-Unit Amount	Common and Subordinated Unitholders	General Partner
Minimum Quarterly Distribution	$0.30	98%	2%
First Target Distribution	up to $0.345	98%	2%
Second Target Distribution	above $0.345 up to $0.375	85%	15%
Third Target Distribution	above $0.375 up to $0.45	75%	25%
Thereafter	above $0.45	50%	50%

To the extent these incentive distributions are made to the us, there will be more Available Cash proportionately allocated to us, the general partner, than to holders of common and subordinated units.

13. Deferred Revenues

East Tennessee has a long-term customer contract that began in 2002 with billed amounts that decline annually over the term of the contract. The revenues billed annually over the 20 year term of the contract range from $9.9 million to $6.2 million. The difference between the annual amount of revenue recognized and the annual billings is deferred in Other within Deferred Credits and Other Liabilities on the accompanying Consolidated Balance Sheet. The deferred revenue for this contract was $2.7 million as of December 31, 2008.

14. Commitments and Contingencies

General Insurance

We are insured through Spectra Energy’s master insurance program for insurance coverages consistent with companies engaged in similar commercial operations with similar type properties. Our insurance program includes (1) commercial general and excess liability insurance for liabilities arising to third parties for bodily injury and property damage resulting from our operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage; (4) insurance policies in support of the indemnification provisions of Spectra Energy’s by-laws and (5) property insurance, including machinery breakdown, on an all risk-replacement valued basis, onshore business interruption and extra expense. All coverages are subject to certain deductibles, terms and conditions common for companies with similar types of operations. The cost of Spectra Energy’s insurance coverages trend the cyclical changes in the insurance market.

Environmental

We are subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Management believes there are no matters outstanding that will have a material adverse effect on our consolidated financial position.

Litigation

We are involved in legal, tax and regulatory proceedings in various forums, including matters regarding contracts, performance and other matters, arising in the ordinary course of business, some of which involve substantial monetary amounts. We have insurance coverage for certain of these losses should they be incurred. Management believes that the final disposition of these proceedings will not have a material adverse effect on our consolidated financial position.

Leases

We lease assets in several areas of operations. Future minimum rental payments under operating leases are $0.1 million in 2009 through 2013.

15. Interest Rate Risk, Credit Risk and Financial Instruments

Interest Rate Risk. Changes in interest rates expose us to risk as a result of the issuance of variable and fixed-rate debt. We manage our interest rate exposure by limiting our variable-rate exposures to percentages of total capitalization and by monitoring the effects of market changes in interest rates, including consideration of hedging activities, if needed.

In June 2008, we entered into a series of two and three-year interest rate swap agreements with Spectra Energy to mitigate our exposure to variable interest rates on $140 million of loans outstanding under the revolving loan facility. These interest rate swaps were designated as effective cash flow hedges. Through December 31, 2008, these hedges resulted in no ineffectiveness, and unrealized net losses on the agreements have been deferred in Minority Interest in the Consolidated Balance Sheet.

Credit Risk. Our principal customers for natural gas transportation and storage services are industrial end-users, marketers, exploration and production companies, local distribution companies and utilities located throughout the southern and southeastern United States. We have concentrations of receivables from these industry sectors throughout these regions. These concentrations of customers may affect our overall credit risk in that risk factors can negatively affect the credit quality of the entire sector. Where exposed to credit risk, we analyze the counterparties’ financial condition prior to entering into an agreement, establish credit limits and monitor the appropriateness of those limits on an ongoing basis. We also obtain cash, letters of credit or other acceptable forms of security from customers to provide credit support, where appropriate, based on our financial analysis of the customer and the regulatory or contractual terms and conditions applicable to each transaction.

Financial Instruments. The fair value of financial instruments is summarized in the following table. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 2008 are not necessarily indicative of the amounts we could have realized in current markets.

	December 31, 2008
	Book Value	Approximate Fair Value
	(In millions)
Note receivable — affiliates	$319.0	$319.0
Long-term SFAS No. 115 securities	31.6	31.6
Note payable — affiliates	50.0	50.0
Long-term debt	390.0	381.9

The fair value of cash and cash equivalents, receivables, and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments. The fair value of Advances receivable-affiliates is not readily determinable since such amounts are carried as open accounts. See Note 3 for further discussion.

16. Equity-Based Compensation

We account for equity-based awards under the provisions of SFAS No. 123(R), “Share-Based Payment,” which establishes the accounting for equity-based awards exchanged for employee and certain non-employee services.

At December 31, 2008, common phantom units of Spectra Energy Partners of 73,767 were outstanding. These units were granted under the Long-Term Incentive Plan and will vest over three years.

17. Subsequent Event

A cash distribution to Spectra Energy Partners unitholders of $0.36 per unit was declared on January 27, 2009 and was paid on February 13, 2009, which is an increase of 3% over the cash distribution of $0.35 per unit paid on November 14, 2008.

On April 7, 2009, Spectra Energy Partners, LP entered into an agreement to acquire all of the ownership interests of NOARK Pipeline System, Limited Partnership (NOARK) from Atlas Pipeline Partners, L.P. for approximately $300.0 million, subject to certain closing adjustments. NOARK’s assets consist of 100% ownership interest in Ozark Gas Transmission, L.L.C., a 565-mile FERC regulated interstate natural gas transmission pipeline system and Ozark Gas Gathering, L.L.C., a 365-mile, fee-based, state regulated natural gas gathering system. The transaction is expected to close during the second quarter of 2009, subject to customary closing conditions.